Exhibit 99.1

Antero Midstream Announces Second Quarter 2024 Financial and Operating Results

Denver, Colorado, July 31, 2024—Antero Midstream Corporation (NYSE: AM) (“Antero Midstream” or the “Company”) today announced its second quarter 2024 financial and operating results. The relevant unaudited condensed consolidated financial statements are included in Antero Midstream’s Quarterly Report on Form 10-Q for the three months ended June 30, 2024.

Second Quarter 2024 Highlights:

•	Net Income was $86 million, or $0.18 per diluted share, in line with the prior year quarter on a per share basis
•	Adjusted Net Income was $110 million, or $0.23 per diluted share, a 5% per share increase compared to the prior year quarter (non-GAAP measure)
•	Adjusted EBITDA was $255 million, a 5% increase compared to the prior year quarter (non-GAAP measure)
•	Capital expenditures were $51 million
•	Free Cash Flow after dividends was $43 million, a 41% increase compared to the prior year quarter (non-GAAP measure)
•	Acquired bolt-on Marcellus gathering and compression assets for $70 million
•	Maintained Leverage of 3.1x as of June 30, 2024 (non-GAAP measure)
•	Received an upgrade on corporate and issuer credit ratings to BB+ from S&P Global Ratings
•	Extended credit facility maturity to 2029 and maintained commitments of $1.25 billion

Paul Rady, Chairman and CEO said, “During the quarter, Antero Midstream closed on a highly strategic bolt-on acquisition, increasing throughput volumes from our primary investment grade customer, Antero Resources. This acquisition complements our organic just-in-time business model that generates consistent Free Cash Flow after dividends, which increased 41% year-over-year.”

Brendan Krueger, CFO of Antero Midstream, said “During 2024, Antero Midstream improved its balance sheet through the successful refinancing of its highest coupon senior notes and the extension of its credit facility to 2029. Importantly, over the last year, we have reduced our net debt by $120 million and our leverage has declined from 3.5x to 3.1x. This balance sheet improvement is evidenced by our upgrade from S&P and highlights our consistent Free Cash Flow generation and the accretive nature of the recent bolt-on acquisition.”

For a discussion of the non-GAAP financial measures, including Adjusted EBITDA, Adjusted Net Income, Leverage, Free Cash Flow after dividends, and Net Debt see “Non-GAAP Financial Measures.”

Second Quarter 2024 Financial Results

Antero Midstream’s second quarter financial and operating results include two months of contribution from the compression and high pressure gathering assets located in Antero Midstream’s core West Virginia Marcellus Shale position acquired from Summit Midstream Partners, LP.

Low pressure gathering volumes for the second quarter of 2024 averaged 3,258 MMcf/d, a 1% decrease as compared to the prior year quarter. Compression volumes for the second quarter of 2024 averaged 3,246 MMcf/d, in line with the prior year quarter. High pressure gathering volumes averaged 2,994 MMcf/d, a 2% increase compared to the prior year quarter. Fresh water delivery volumes averaged 81 MBbl/d during the quarter, a 23% decrease compared to the second quarter of 2023. The reduction in fresh water delivery volumes was driven by the previously announced reduction by Antero Resources to one completion crew in early 2024, resulting in fewer completion stages in the second quarter.

Gross processing volumes from the processing and fractionation joint venture with MPLX, LP (the “Joint Venture”) averaged 1,588 MMcf/d for the second quarter of 2024, a 1% decrease compared to the prior year quarter. Joint Venture processing capacity was 99% utilized during the quarter based on nameplate processing capacity of 1.6 Bcf/d. Gross Joint Venture fractionation volumes averaged 40 MBbl/d, a 3% increase compared to the prior year quarter. Joint Venture fractionation capacity was 100% utilized during the quarter based on nameplate fractionation capacity of 40 MBbl/d.

	Three Months Ended June 30,		%
Average Daily Volumes:	2023	2024	Change
Low Pressure Gathering (MMcf/d)	3,304	3,258	(1)%
Compression (MMcf/d)	3,251	3,246	—
High Pressure Gathering (MMcf/d)	2,922	2,994	2%
Fresh Water Delivery (MBbl/d)	105	81	(23)%
Gross Joint Venture Processing (MMcf/d)	1,600	1,588	(1)%
Gross Joint Venture Fractionation (MBbl/d)	39	40	3%

For the three months ended June 30, 2024, revenues were $270 million, comprised of $229 million from the Gathering and Processing segment and $59 million from the Water Handling segment, net of $18 million of amortization of customer relationships. Water Handling revenues include $27 million from wastewater handling and high rate water transfer services.

Direct operating expenses for the Gathering and Processing and Water Handling segments were $26 million and $30 million, respectively, for a total of $56 million. Water Handling operating expenses include $24 million from wastewater handling and high rate water transfer services. General and administrative expenses excluding equity-based compensation were $10 million during the second quarter of 2024. Total operating expenses during the second quarter of 2024 included $12 million of equity-based compensation expense and $38 million of depreciation.

Net Income was $86 million, or $0.18 per diluted share, in line with the prior year quarter. Net Income adjusted for amortization of customer relationships, loss on early extinguishment of debt, loss on settlement of asset retirement obligation and loss on asset sale, net of tax effects of reconciling items, or Adjusted Net Income, was $110 million. Adjusted Net Income was $0.23 per diluted share, a 5% per share increase compared to the prior year quarter.

The following table reconciles Net Income to Adjusted Net Income (in thousands):

	Three Months Ended June 30,
	2023	2024
Net Income	$87,012	86,037
Amortization of customer relationships	17,668	17,668
Loss on early extinguishment of debt	—	13,691
Loss on settlement of asset retirement obligations	279	—
Loss on asset sale	5,814	1,379
Tax effect of reconciling items(1)	(6,109)	(8,430)
Adjusted Net Income	$104,664	110,345

(1) The statutory tax rates for the three months ended June 30, 2023 and 2024 were 25.7% and 25.8%, respectively.

Adjusted EBITDA was $255 million, a 5% increase compared to the prior year quarter. Interest expense was $52 million, a 6% decrease compared to the prior year quarter, driven primarily by lower average total debt. Capital expenditures were $51 million. Free Cash Flow before dividends was $152 million, a 9% increase compared to the prior year quarter. Free Cash Flow after dividends was $43 million, a 41% increase compared to the prior year quarter.

The following table reconciles Net Income to Adjusted EBITDA and Free Cash Flow before and after dividends (in thousands):

	Three Months Ended June 30,
	2023	2024
Net Income	$87,012	86,037
Interest expense, net	55,388	52,186
Income tax expense	29,095	28,436
Depreciation expense	35,233	37,576
Amortization of customer relationships	17,668	17,668
Loss on asset sale	5,814	1,379
Accretion of asset retirement obligations	44	47
Loss on settlement of asset retirement obligations	279	—
Loss on early extinguishment of debt	—	13,691
Equity-based compensation	8,499	11,599
Equity in earnings of unconsolidated affiliates	(25,972)	(27,597)
Distributions from unconsolidated affiliates	29,465	33,970
Adjusted EBITDA	$242,525	254,992
Interest expense, net	(55,388)	(52,186)
Capital expenditures (accrual-based)	(48,584)	(51,276)
Free Cash Flow before dividends	$138,553	151,530
Dividends declared (accrual-based)	(107,927)	(108,284)
Free Cash Flow after dividends	$30,626	43,246

The following table reconciles net cash provided by operating activities to Free Cash Flow before and after dividends (in thousands):

	Three Months Ended June 30,
	2023	2024
Net cash provided by operating activities	$185,586	215,806
Amortization of deferred financing costs	(1,483)	(1,495)
Settlement of asset retirement obligations	537	250
Changes in working capital	2,497	(11,755)
Capital expenditures (accrual-based)	(48,584)	(51,276)
Free Cash Flow before dividends	$138,553	151,530
Dividends declared (accrual-based)	(107,927)	(108,284)
Free Cash Flow after dividends	$30,626	43,246

Second Quarter 2024 Operating Update

During the second quarter of 2024, Antero Midstream connected 11 wells to its gathering system and serviced 19 wells with its fresh water delivery system.

Capital Investments

Capital expenditures were $51 million during the second quarter of 2024. The Company invested $41 million in gathering and compression and $10 million in water infrastructure.

2023 ESG Report

On July 31, 2024, Antero Midstream published its 2023 ESG Report, marking the Company's 7th year reporting on its environmental, social and governance (ESG) performance. This year’s report highlights the Company’s emissions reduction progress, significant local economic impacts, increased water recycling rate, and continued commitment to safety across our operations and can be found at www.anteromidstream.com/esg.

Conference Call

A conference call is scheduled on Thursday, August 1, 2024 at 10:00 am MT to discuss the financial and operational results. A brief Q&A session for security analysts will immediately follow the discussion of the results. To participate in the call, dial in at 877-407-9126 (U.S.), or 201-493-6751 (International) and reference “Antero Midstream.” A telephone replay of the call will be available until Thursday, August 8, 2024 at 10:00 am MT at 877-660-6853 (U.S.) or 201-612-7415 (International) using the conference ID: 13743657. To access the live webcast and view the related earnings conference call presentation, visit Antero Midstream's website at www.anteromidstream.com. The webcast will be archived for replay until Thursday, August 8, 2024 at 10:00 am MT.

Presentation

An updated presentation will be posted to the Company's website before the conference call. The presentation can be found at www.anteromidstream.com on the homepage. Information on the Company's website does not constitute a portion of, and is not incorporated by reference into this press release.

Non-GAAP Financial Measures and Definitions

Antero Midstream uses certain non-GAAP financial measures. Antero Midstream defines Adjusted Net Income as Net Income plus amortization of customer relationships, loss on early extinguishment of debt, loss on settlement of asset retirement obligations and loss on asset sale, net of tax effect of reconciling items. Antero Midstream uses Adjusted Net Income to assess the operating performance of its assets. Antero Midstream defines Adjusted EBITDA as Net Income plus net interest expense, income tax expense, depreciation expense, amortization of customer relationships, loss on early extinguishment of debt, loss on asset sale, accretion of asset retirement obligations, impairment of property and equipment, loss on settlement of asset retirement obligations, and equity-based compensation expense, excluding equity in earnings of unconsolidated affiliates, plus distributions from unconsolidated affiliates.

Antero Midstream uses Adjusted EBITDA to assess:

•	the financial performance of Antero Midstream’s assets, without regard to financing methods, capital structure or historical cost basis;
•	its operating performance and return on capital as compared to other publicly traded companies in the midstream energy sector, without regard to financing or capital structure; and
•	the viability of acquisitions and other capital expenditure projects.

Antero Midstream defines Free Cash Flow before dividends as Adjusted EBITDA less net interest expense and accrual-based capital expenditures. Capital expenditures include additions to gathering systems and facilities, additions to water handling systems, and investments in unconsolidated affiliates. Capital expenditures exclude acquisitions. Free Cash Flow after dividends is defined as Free Cash Flow before dividends less accrual-based dividends declared for the quarter. Antero Midstream uses Free Cash Flow before and after dividends as a performance metric to compare the cash generating performance of Antero Midstream from period to period.

Adjusted EBITDA, Adjusted Net Income, and Free Cash Flow before and after dividends are non-GAAP financial measures. The GAAP measure most directly comparable to these measures is Net Income. Such non-GAAP financial measures should not be considered as alternatives to the GAAP measures of Net Income and cash flows provided by (used in) operating activities. The presentations of such measures are not made in accordance with GAAP and have important limitations as analytical tools because they include some, but not all, items that affect Net Income and cash flows provided by (used in) operating activities. You should not consider any or all such measures in isolation or as a substitute for analyses of results as reported under GAAP. Antero Midstream’s definitions of such measures may not be comparable to similarly titled measures of other companies.

The following table reconciles cash paid for capital expenditures and accrued capital expenditures during the period (in thousands):

	Three Months Ended June 30,
	2023	2024
Capital expenditures (as reported on a cash basis)	$42,044	43,399
Change in accrued capital costs	6,540	7,877
Capital expenditures (accrual basis)	$48,584	51,276

Antero Midstream defines Net Debt as consolidated total debt, excluding unamortized debt premiums and debt issuance costs, less cash and cash equivalents. Antero Midstream views Net Debt as an important indicator in evaluating Antero Midstream’s financial leverage. Antero Midstream defines leverage as Net Debt divided by Adjusted EBITDA for the last twelve months. The GAAP measure most directly comparable to Net Debt is total debt, excluding unamortized debt premiums and debt issuance costs.

The following table reconciles consolidated total debt to consolidated net debt, excluding debt premiums and issuance costs, (“Net Debt”) as used in this release (in thousands):

June 30, 2024
Bank credit facility	$555,700
5.75% senior notes due 2027	650,000
5.75% senior notes due 2028	650,000
5.375% senior notes due 2029	750,000
6.625% senior notes due 2032	600,000
Consolidated total debt	$3,205,700
Less: Cash and cash equivalents	—
Consolidated net debt	$3,205,700

The following table reconciles Net Income to Adjusted EBITDA for the last twelve months as used in this release (in thousands):

Twelve Months Ended June 30, 2024
Net Income	$388,230
Interest expense, net	212,727
Income tax expense	132,446
Depreciation expense	140,301
Amortization of customer relationships	70,672
Accretion of asset retirement obligations	180
Impairment of property and equipment	146
Equity-based compensation	37,706
Equity in earnings of unconsolidated affiliates	(110,155)
Distributions from unconsolidated affiliates	137,195
Loss on early extinguishment of debt	13,750
Loss on settlement of asset retirement obligations	185
Loss on asset sale	1,840
Adjusted EBITDA	$1,025,223

Antero Midstream Corporation is a Delaware corporation that owns, operates and develops midstream gathering, compression, processing and fractionation assets located in the Appalachian Basin, as well as integrated water assets that primarily service Antero Resources Corporation’s (NYSE: AR) (“Antero Resources”) properties.

This release includes "forward-looking statements.” Such forward-looking statements are subject to a number of risks and uncertainties, many of which are not under Antero Midstream’s control. All statements, except for statements of historical fact, made in this release regarding activities, events or developments Antero Midstream expects, believes or anticipates will or may occur in the future, such as statements regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management, NGL and oil prices, impacts of geopolitical and world health events, Antero Midstream’s ability to execute its share repurchase program, Antero Midstream’s ability to realize the benefits of the Marcellus bolt-on acquisition, including the anticipated capital avoidance and synergies, Antero Midstream’s ability to execute its business plan and return capital to its stockholders, information regarding Antero Midstream’s return of capital policy, information regarding long-term financial and operating outlooks for Antero Midstream and Antero Resources, information regarding Antero Resources’ expected future growth and its ability to meet its drilling and development plan and the participation level of Antero Resources’ drilling partner, the impact on demand for Antero Midstream’s services as a result of incremental production by Antero Resources, and expectations regarding the amount and timing of litigation awards are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All forward-looking statements speak only as of the date of this release. Although Antero Midstream believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements. Except as required by law, Antero Midstream expressly disclaims any obligation to and does not intend to publicly update or revise any forward-looking statements.

Antero Midstream cautions you that these forward-looking statements are subject to all of the risks and uncertainties incident to our business, most of which are difficult to predict and many of which are beyond Antero Midstream’s control. These risks include, but are not limited to, commodity price volatility, inflation, supply chain or other disruptions, environmental risks, Antero Resources’ drilling and completion and other operating risks, regulatory changes or changes in law, the uncertainty inherent in projecting Antero Resources’ future rates of production, cash flows and access to capital, the timing of development expenditures, impacts of world health events, cybersecurity risks, the state of markets for and availability of verified quality carbon offsets and the other risks described under the heading "Item 1A. Risk Factors" in Antero Midstream's Annual Report on Form 10-K for the year ended December 31, 2023 and Quarterly Report on Form 10-Q for the three months ended June 30, 2024.

For more information, contact Justin Agnew, Vice President – Finance and Investor Relations of Antero Midstream, at (303) 357-7269 or jagnew@anteroresources.com.

ANTERO MIDSTREAM CORPORATION

Condensed Consolidated Balance Sheets

(In thousands, except per share amounts)

		(Unaudited)
	December 31,	June 30,
	2023	2024

Assets
Current assets:
Cash and cash equivalents	$66	—
Accounts receivable–Antero Resources	88,610	101,251
Accounts receivable–third party	952	1,384
Other current assets	1,500	963
Total current assets	91,128	103,598

Property and equipment, net	3,793,523	3,868,885
Investments in unconsolidated affiliates	626,650	612,847
Customer relationships	1,215,431	1,180,095
Other assets, net	10,886	9,542
Total assets	$5,737,618	5,774,967

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable–Antero Resources	$4,457	3,816
Accounts payable–third party	10,499	15,058
Accrued liabilities	80,630	96,202
Other current liabilities	831	893
Total current liabilities	96,417	115,969
Long-term liabilities:
Long-term debt	3,213,216	3,186,577
Deferred income tax liability, net	265,879	330,802
Other	10,375	14,531
Total liabilities	3,585,887	3,647,879

Stockholders' equity:
Preferred stock, $0.01 par value: 100,000 authorized as of December 31, 2023 and June 30, 2024
Series A non-voting perpetual preferred stock; 12 designated and 10 issued and outstanding as of December 31, 2023 and June 30, 2024	—	—
Common stock, $0.01 par value; 2,000,000 authorized; 479,713 and 481,243 issued and outstanding as of December 31, 2023 and June 30, 2024, respectively	4,797	4,812
Additional paid-in capital	2,046,487	2,036,239
Retained earnings	100,447	86,037
Total stockholders' equity	2,151,731	2,127,088
Total liabilities and stockholders' equity	$5,737,618	5,774,967

ANTERO MIDSTREAM CORPORATION

Condensed Consolidated Statements of Operations and Comprehensive Income (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended June 30,
	2023	2024
Revenue:
Gathering and compression–Antero Resources	$211,068	228,993
Water handling–Antero Resources	64,613	58,056
Water handling–third party	274	414
Amortization of customer relationships	(17,668)	(17,668)
Total revenue	258,287	269,795
Operating expenses:
Direct operating	52,595	56,409
General and administrative (including $8,499 and $11,599 of equity-based compensation in 2023 and 2024, respectively)	18,162	21,219
Facility idling	637	412
Depreciation	35,233	37,576
Accretion of asset retirement obligations	44	47
Loss on settlement of asset retirement obligations	279	—
Loss on asset sale	5,814	1,379
Total operating expenses	112,764	117,042
Operating income	145,523	152,753
Other income (expense):
Interest expense, net	(55,388)	(52,186)
Equity in earnings of unconsolidated affiliates	25,972	27,597
Loss on early extinguishment of debt	—	(13,691)
Total other expense	(29,416)	(38,280)
Income before income taxes	116,107	114,473
Income tax expense	(29,095)	(28,436)
Net income and comprehensive income	$87,012	86,037

Net income per common share–basic	$0.18	0.18
Net income per common share–diluted	$0.18	0.18

Weighted average common shares outstanding:
Basic	479,502	481,103
Diluted	481,512	484,778

ANTERO MIDSTREAM CORPORATION

Selected Operating Data (Unaudited)

			Amount of
	Three Months Ended June 30,		Increase	Percentage
	2023	2024	or Decrease	Change
Operating Data:
Gathering—low pressure (MMcf)	300,706	296,489	(4,217)	(1)%
Compression (MMcf)	295,801	295,400	(401)	*
Gathering—high pressure (MMcf)	265,890	272,447	6,557	2%
Fresh water delivery (MBbl)	9,585	7,362	(2,223)	(23)%
Other fluid handling (MBbl)	4,953	5,144	191	4%
Wells serviced by fresh water delivery	23	19	(4)	(17)%
Gathering—low pressure (MMcf/d)	3,304	3,258	(46)	(1)%
Compression (MMcf/d)	3,251	3,246	(5)	*
Gathering—high pressure (MMcf/d)	2,922	2,994	72	2%
Fresh water delivery (MBbl/d)	105	81	(24)	(23)%
Other fluid handling (MBbl/d)	54	57	3	6%
Average Realized Fees(1):
Average gathering—low pressure fee ($/Mcf)	$0.35	0.36	0.01	3%
Average compression fee ($/Mcf)	$0.21	0.21	—	*
Average gathering—high pressure fee ($/Mcf)	$0.21	0.22	0.01	5%
Average fresh water delivery fee ($/Bbl)	$4.21	4.31	0.10	2%
Joint Venture Operating Data:
Processing—Joint Venture (MMcf)	145,645	144,520	(1,125)	(1)%
Fractionation—Joint Venture (MBbl)	3,553	3,640	87	2%
Processing—Joint Venture (MMcf/d)	1,600	1,588	(12)	(1)%
Fractionation—Joint Venture (MBbl/d)	39	40	1	3%

*	Not meaningful or applicable.
(1)	The average realized fees for the three months ended June 30, 2024 include annual CPI-based adjustments of approximately 1.6%.

ANTERO MIDSTREAM CORPORATION

Condensed Consolidated Results of Segment Operations (Unaudited)

(In thousands)

	Three Months Ended June 30, 2024
	Gathering and	Water		Consolidated
	Processing	Handling	Unallocated	Total
Revenues:
Revenue–Antero Resources	$228,993	58,056	—	287,049
Revenue–third-party	—	414	—	414
Amortization of customer relationships	(9,272)	(8,396)	—	(17,668)
Total revenues	219,721	50,074	—	269,795
Operating expenses:
Direct operating	26,190	30,219	—	56,409
General and administrative (excluding equity-based compensation)	6,875	1,128	1,617	9,620
Equity-based compensation	9,487	1,862	250	11,599
Facility idling	—	412	—	412
Depreciation	23,608	13,968	—	37,576
Accretion of asset retirement obligations	—	47	—	47
Loss on asset sale	—	1,379	—	1,379
Total operating expenses	66,160	49,015	1,867	117,042
Operating income	153,561	1,059	(1,867)	152,753
Other income (expense):
Interest expense, net	—	—	(52,186)	(52,186)
Equity in earnings of unconsolidated affiliates	27,597	—	—	27,597
Loss on early extinguishment of debt	—	—	(13,691)	(13,691)
Total other income (expense)	27,597	—	(65,877)	(38,280)
Income before income taxes	181,158	1,059	(67,744)	114,473
Income tax expense	—	—	(28,436)	(28,436)
Net income and comprehensive income	$181,158	1,059	(96,180)	86,037

ANTERO MIDSTREAM CORPORATION

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Six Months Ended June 30,
	2023	2024
Cash flows provided by (used in) operating activities:
Net income	$173,519	189,963
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	70,429	74,671
Accretion of asset retirement obligations	88	91
Deferred income tax expense	60,765	64,924
Equity-based compensation	14,826	20,926
Equity in earnings of unconsolidated affiliates	(50,428)	(55,127)
Distributions from unconsolidated affiliates	63,570	68,930
Amortization of customer relationships	35,336	35,336
Amortization of deferred financing costs	2,957	3,150
Settlement of asset retirement obligations	(695)	(414)
Loss on settlement of asset retirement obligations	620	—
Loss on asset sale	5,569	1,379
Loss on early extinguishment of debt	—	13,750
Changes in assets and liabilities:
Accounts receivable–Antero Resources	(5,470)	(12,641)
Accounts receivable–third party	481	755
Other current assets	(800)	452
Accounts payable–Antero Resources	(2,515)	(353)
Accounts payable–third party	(889)	3,387
Accrued liabilities	942	17,188
Net cash provided by operating activities	368,305	426,367
Cash flows provided by (used in) investing activities:
Additions to gathering systems, facilities and other	(59,156)	(62,330)
Additions to water handling systems	(25,583)	(16,142)
Investments in unconsolidated affiliates	(262)	—
Acquisition of gathering systems and facilities	(266)	(70,634)
Cash received in asset sales	1,071	685
Change in other assets	(15)	(1)
Net cash used in investing activities	(84,211)	(148,422)
Cash flows provided by (used in) financing activities:
Dividends to common stockholders	(218,971)	(220,736)
Dividends to preferred stockholders	(275)	(275)
Issuance of Senior Notes	—	600,000
Redemption of Senior Notes	—	(560,862)
Payments of deferred financing costs	—	(7,274)
Borrowings on Credit Facility	502,100	1,006,400
Repayments on Credit Facility	(558,600)	(1,080,800)
Employee tax withholding for settlement of equity-based compensation awards	(8,348)	(14,464)
Net cash used in financing activities	(284,094)	(278,011)
Net decrease in cash and cash equivalents	—	(66)
Cash and cash equivalents, beginning of period	—	66
Cash and cash equivalents, end of period	$—	—

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$107,607	88,672
Increase (decrease) in accrued capital expenditures and accounts payable for property and equipment	$(2,814)	2,576